SUPPLEMENT TO
Prospectus Supplement dated February 25, 2005
( to Prospectus dated February 25, 2005)

$254,432,810
(Approximate)

Seller and Master Servicer
First Horizon Alternative Mortgage Securities Trust 2005-FA2
Issuer
Mortgage Pass-Through Certificates, Series 2005-FA2
Distributions payable monthly commencing in March 2005

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The purpose of this supplement is to describe the following loss allocation provisions applicable to the Class I-A-1 and Class I-A-3 Certificates:

The Class I-A-1 Certificates are super senior certificates and the Class I-A-3 Certificates are senior support certificates.

The following risk factor is hereby added to the “Risk Factors” beginning on page S-11 of the prospectus supplement:

Subordination of Senior Support Certificates increases risk of loss. If you purchase Class I-A-3 Certificates, you should consider the risk that after the date on which the respective class certificate balance of each class of subordinated certificates has been reduced to zero, the principal portion of realized losses, other than excess losses, allocable to the Class I-A-1 Certificates will be borne first by the Class I-A-3 Certificates (in addition to other respective realized losses allocable to the Class I-A-3 Certificates) and not by the Class I-A-1 Certificates, so long as the class certificate balance of the Class I-A-3 Certificates is greater than zero. Therefore, after the date on which the respective class certificate balance of each class of subordinated certificates has been reduced to zero, the principal portion of losses on the mortgage loans in Pool I will be disproportionately borne by the Class I-A-3 Certificates.

Countrywide Securities Corporation
Credit Suisse First Boston
FTN Financial

The date of this Supplement is December 22, 2005.